Putnam Variable Trust, June 30, 2006 semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended June 30, 2006, Putnam Management has assumed the following amounts of legal, shareholder servicing and communication, audit and Trustee fees incurred by each fund in connection with certain legal and regulatory matters.

Fund Name	Amount
Putnam VT American Government Income Fund	$96
Putnam VT Capital Appreciation Fund		29
Putnam VT Capital Opportunities Fund		21
Putnam VT Discovery Growth Fund			22
Putnam VT Diversified Income Fund		277
Putnam VT Equity Income Fund			108
Putnam VT The George Putnam Fund of Boston	374
Putnam VT Global Asset Allocation Fund		221
Putnam VT Global Equity Fund			340
Putnam VT Growth and Income Fund 		2,455
Putnam VT Growth Opportunities Fund		31
Putnam VT Health Sciences Fund			197
Putnam VT High Yield Fund			344
Putnam VT Income Fund				446
Putnam VT International Equity Fund		587
Putnam VT International Growth and Income Fund	213
Putnam VT International New Opportunities Fund	147
Putnam VT Investors Fund			285
Putnam VT Mid Cap Value Fund			51
Putnam VT Money Market Fund			188
Putnam VT New Opportunities Fund		840
Putnam VT New Value Fund			370
Putnam VT OTC & Emerging Growth Fund		50
Putnam VT Research Fund				111
Putnam VT Small Cap Value Fund			505
Putnam VT Utilities Growth and Income Fund	206
Putnam VT Vista Fund				278
Putnam VT Voyager Fund				1,230



85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.